Exhibit 23.5

CONSENT

This letter is provided in connection with the Company’s Registration Statement on Form S-1, Commission File No. 333-264602 (the “Registration Statement”).

I, Scott Wilson, hereby consent to the use of my name, in the Registration Statement, in connection with reference to my involvement in the preparation of the following technical report (the “Technical Report”):

Technical Report and Preliminary Economic Assessment for Underground Milling and Concentration of Lead, Zinc and Silver at the Bunker Hill Mine, December 29, 2021.

and to references to the Technical Report, or portions thereof, in the Registration Statement, and to the inclusion and incorporation by reference of the information derived from the Technical Report in the Registration Statement.

Yours truly,

/s/ Scott Wilson
May 25, 2022